Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

ANNOUNCES NEW MEMBER OF THE BOARD OF DIRECTORS

Frank E. Jenkins, Jr. will join the Boards of Directors of Village Bank and Trust Financial Corp. and its wholly owned subsidiary, Village Bank, effective July 1, 2017.

Frank E. Jenkins, Jr.

Mr. Jenkins is Managing Partner of Adams, Jenkins and Cheatham, one of the top 20 accounting firms in Virginia.  The firm’s core client base and business strategy align well with Village Bank’s mission of working closely with individuals and businesses to solve problems and help businesses grow and prosper. Mr. Jenkins will bring valuable business and accounting experience to the Board as a CPA, business owner and entrepreneur.  His substantial network of business and personal relationships will help Village grow and achieve its strategic goals.

Mr. Jenkins is member of the Virginia Young Presidents' Organization (YPO), the American Institute of Certified Public Accountants (AICPA), the Community Associations Institute, and the Virginia Society of Certified Public Accountants (VSCPA).  He is a licensed CPA in Virginia and North Carolina.  He holds a Bachelor of Science in Accounting and a Masters in Business Administration from Virginia Commonwealth University.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO at 804-897-3900 or hwhitehurst@villagebank.com.